EXHIBIT 8.2

TROUTMAN SANDERS LLP

ATTORNEYS AT LAW

TROUTMAN SANDERS BUILDING

1001 HAXALL POINT

RICHMOND, VIRGINIA 23219

www.troutmansanders.com

TELEPHONE: 804-697-1200

FACSIMILE: 804-697-1339

MAILING ADDRESS

P.O. BOX 1122

RICHMOND, VIRGINIA 23218-1122

October 7, 2005

Albemarle First Bank

1265 Seminole Trail

P.O. Box 7704

Charlottesville, Virginia 22906

Ladies and Gentlemen:

We have acted as counsel to Albemarle First Bank (“Albemarle”), in connection with the proposed merger (the “Merger”) of Albemarle with and into a wholly-owned subsidiary of Millennium Bankshares Corporation (“Millennium”) upon the terms and conditions set forth in the Agreement and Plan of Reorganization dated as of June 9, 2005, as amended, between Millennium and Albemarle (the “Agreement”). At your request, and pursuant to Section 7.02(c) of the Agreement, we are rendering our opinion concerning certain federal income tax consequences of the Merger.

In connection with the preparation of this opinion, we have examined, and with your permission relied on, such documents concerning the Merger as we have deemed necessary. In our examination of such documents, we have assumed, without making any independent investigation and with your consent, that all documents submitted to us as photocopies faithfully reproduce the originals thereof, that such originals are authentic, that such documents have been or will be duly executed to the extent required and that all statements set forth in such documents are accurate. We have based our conclusions on the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated pursuant thereto, each as amended from time to time and existing on the date hereof, as well as existing judicial and administrative interpretations thereof, any of which may be changed at any time, possibly with retroactive effect (collectively “Law”).

For purposes of the opinion set forth below, we have relied, with your consent, upon the accuracy and completeness of the statements and representations of fact (which statements and

ATLANTA • HONG KONG • LONDON • NEW YORK • NORFOLK • RALEIGH RICHMOND • TYSONS CORNER • VIRGINIA BEACH • WASHINGTON, D.C.

Albemarle First Bank

October 7, 2005

representations of fact we have neither investigated nor verified) contained, respectively, in the certificates of the officers of Albemarle and Millennium and have assumed that such certificates will be complete and accurate as of the Effective Date. We have further assumed that any certifications, representations or statements made, or to be made, “to the best knowledge of” or similarly qualified, are true and correct without such qualification. We have not and will not attempt to verify the accuracy of the certifications, assumptions or representations.

We have also relied upon the accuracy of the Registration Statement filed with the Securities and Exchange Commission on July 21, 2005, and the Joint Proxy Statement/Prospectus included therein together with all amendments thereto (together, the “Proxy Statement”). Any capitalized term used and not defined herein has the meaning given to it in the Proxy Statement or the appendices thereto (including the Agreement). We have also assumed that the transactions contemplated by the Agreement will be consummated in accordance therewith and as described in the Proxy Statement.

Based upon and subject to the foregoing, we are of the opinion that (i) the Merger constitutes a “reorganization” within the meaning of Section 368 of the Code and (ii) no gain or loss will be recognized by the shareholders of Albemarle who receive Millennium common stock in exchange for their Albemarle common stock in the Merger, except for income or gain recognized with respect to cash received with respect to Electing Bank Shares and cash received in lieu of fractional share interests.

This opinion is limited to the federal tax laws of the United States of America and is expressed as of the date hereof. This opinion also is limited to the matters expressly stated, and no opinion is implied or may be inferred beyond such matters. This opinion is further limited in that it does not purport to opine on the federal income tax consequences that may result to the extent that any of the representations or assumptions contained in this opinion are not true or there has been an adverse change in the Law. We do not assume any obligation to update or supplement this opinion to reflect any fact or circumstance which hereafter comes to our attention or any change in Law which hereafter occurs. This opinion represents our best legal judgment, but it has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or a court considering the issues.

Further, this opinion does not address the tax consequences that may be relevant to particular categories of shareholders subject to special treatment under the federal income tax laws, such as shareholders who are dealers or traders in securities or who mark securities to market, financial institutions, insurance companies, tax-exempt organizations, persons who are not United States citizens or resident aliens or domestic entities (partnerships or trusts), or are subject to the alternative minimum tax or the “golden parachute” provisions of the Code, or shareholders who acquired Albemarle common stock pursuant to employee stock options or otherwise as compensation, who do not hold their shares as capital assets, or who hold their shares as part of a “straddle” or “conversion transaction” or constructive sale or other integrated transaction.

Albemarle First Bank

October 7, 2005

This opinion is rendered in connection with the Merger and is solely for the benefit of Albemarle and Albemarle’s shareholders. We hereby consent to the filing of this opinion with the Board of Governors of the Federal Reserve System and the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references to us under the caption “Certain Federal Income Tax Consequences of the Merger” and elsewhere in the Proxy Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended. This opinion may not, without our prior written consent, be otherwise relied upon in any other manner or by any other person, filed with any other government agency or quoted in any other document.

Very truly yours,

/s/ TROUTMAN SANDERS LLP